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                                                                   EXHIBIT 10.51

                               [SIGNAL LETTERHEAD]

May 18, 1998

Dear Doug:

Signal Pharmaceuticals, Inc. ("Signal" or the "Company") is pleased to formally offer you the position of Vice President Corporate Development. The effective date of your employment will be Monday, June 8 (your "Start Date"), although it is understood that you shall have the option of working from your home in Pennsylvania until Monday, June 29.

The terms of this offer of employment are as follows:

Position:                       Vice President, Corporate Development

Reporting to:                   Mr. Carl F. Bobkoski, Executive Vice President

Base Salary:                    $7,292 semi-monthly (175,000 per year), less all
                                required withholding for taxes, social security and other deductions, to be increased annually in accordance with the standard practice of the Company.

House Purchase Loan:            The Company will provide you with a $60,000
                                interest free, subordinated, secured loan to be used for the purchase of a new principal residence, to be funded upon closing on a house in San Diego County, secured by your Signal common stock. 1/3 of the loan will be forgiven upon the second anniversary of your Start Date at the Company, 1/3 upon the third such anniversary, and 1/3 upon the fourth such anniversary. Should your employment be terminated, for any reason, prior to the fourth anniversary of your Start Date, you will have one year from such date of termination to repay the remaining balance to the Company, including interest accrued on such at a rate of 8% per year.

Performance Bonus:              You will receive a performance bonus of
                                up to 20% of your annual salary based upon performance against measurable, mutually agreed upon goals set according to the Company's standard practice. Individual goals will be assigned specific percent weighting.

Relocation:                     Reimbursed moving expenses will include
                                reasonable and customary closing costs for the sale of your house, including realtors' fees, reasonable and customary costs for the purchase of a new home, including origination fees or points, reasonable legal fees, surveys and inspections, and the cost of recording the deed


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                                or mortgage; payment for movement of household
                                goods (and two cars), including packing, unpacking, insurance, and up to three months of storage, if necessary, and subsequent movement to a final destination; economy air fares for you and your immediate family from Yardley, Pennsylvania, and two "house hunting" visits for you and your immediate family; and up to four months' payment of temporary accommodations and car rental not to exceed $3,000 per month. In addition, Signal will reimburse you for up to four trips home to Yardley, Pennsylvania from San Diego or until such time as your family has relocated to the San Diego Area. All expenses will be documented and paid either directly to the vendor or reimbursed to you by normal means. The Company will follow federal, state and local tax regulations with regards to reporting reimbursements associated with the move and will "gross up" the compensation element of directly paid or reimbursed relocation expenses. The Company will pay all applicable taxes related to the compensation element of these relocation reimbursables (which will include the payment of such taxes themselves). Notwithstanding the above, Signal will reimburse a maximum of $60,000 for such moving expenses.

Stock Option Grants:            The Company will grant you an option 1) to
                                purchase 225,000 shares of the Company's Common
                                Stock. The exercise price of the option will be $0.50 per share.

                                One fourth (25%) of the shares will vest on the first day of your thirteenth month of employment. The remaining shares will vest in equal installments over a three year period until all shares are vested. In the event of a change in control of the Company, all outstanding unvested options will become immediately vested.

Benefits:                       You will receive the Company's standard family
                                medical and dental benefits and other benefits enjoyed by officers of the Company, as such may be in effect from time to time, including vacation, 401k, etc.

At-will employment:             (a) Your employment with the Company is for an
                                indefinite term. In other words, the employment relationship is "at will," and either you or Signal has the right to terminate that employment relationship at any time. Signal requires a baseline blood draw from all new employees. This will be done on your first day of employment at Signal (or as soon as practicable thereafter). These vials will be stored offsite to protect your privacy. No testing will be done to the sample unless required by legal proceedings.

                                You will be asked to sign an Employee's
                                Proprietary Information


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                                and Inventions Agreement. In addition, you will
                                be expected to abide by the Company rules and regulations as described in the Company handbook.

                                The employment terms in this letter supersede any other agreements or promises made to you. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

                                (b) If your employment with the Company
                                terminates as a result of mutual agreement or the Company terminates your employment for any reason, you will receive a severance payment and Benefits from the Company in an amount equal to six (6) months of your then annual salary.

We have greatly enjoyed our meetings with you and look forward to your joining the Signal team. We feel that your experience and enthusiasm can make a substantial contribution to the success of Signal.

Sincerely,

/s/ Bradley B. Gordon
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Bradley B. Gordon
Vice President Finance, CFO

AGREED TO AND ACCEPTED BY:

/s/ Douglas E. Richards                        5/18/98
-----------------------------------------      --------
Douglas E. Richards                            Date


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